Quality Systems, Inc.
                                                      Moderator: Louis Silverman
                                                            08-03-04/12:00 pm CT
                                                           Confirmation #9161498
                                                                          Page 1


                              QUALITY SYSTEMS, INC.

                           Moderator: Louis Silverman
                                 August 3, 2004
                                   12:00 pm CT

Operator:         Good afternoon. My name is Latoya and I will be your
                  conference facilitator today. At this time, I will like to welcome everyone to the Quality Systems' First Quarter Fiscal
                  2005 earnings call.

                  All lines have been placed on mute to prevent any background noise.

                  After the speaker's remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question, press the # key.

                  I will now like to turn the call over to Louis Silverman, President and CEO of Quality Systems.

                  You may begin sir.

Louis Silverman:  Thanks Latoya, and welcome everyone to Quality Systems' First
                  Quarter Fiscal 2005 Conference Call.

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                                                      Moderator: Louis Silverman
                                                            08-03-04/12:00 pm CT
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                  Paul Holt, our CFO, Greg Flynn, Executive Vice President and
                  General Manager of our QSI Division, and Pat Cline, President of our NextGen Healthcare Information Systems Division, join me on today's call.

                  Please note, that comments made on this call may include statements that are forward-looking within the meaning of the Securities Laws, including without limitation, statements related to anticipated industry trends, the Company's plans, products, and strategies, and projected operating results. Actual results may differ materially from our expectations and projections, and you should refer to our SEC Filings including Forms 10-K and 10-Q for discussions of the risk factors, management's discussion and analysis, and other information that could impact our actual performance. We undertake no obligation to update such projections or forward-looking statements in the future. Please also note that the Company's past performance is not necessarily indicative of future performance.

                  For the quarter, the Company set new revenue and earnings records. In the June Quarter, revenue totaled $20.1 million, which was up 23% over the prior year. Fully diluted earnings per share at 51 cents exceeded prior year by 46%.

                  The quarter's top-line results were driven by record revenue performance at NextGen. The $16.1 million in revenue attained by the division for the quarter represents a 32% year over year increase.

                  The QSI division had quarterly revenue of $4 million, which represents a 2% year over year decline in top-line performance for the division.

                  Company profitability was driven by strong bottom line performance at both the NextGen division and the QSI division. Gross margin percentage for the Company is slightly less than 60% for the quarter and came in at below the

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                                                      Moderator: Louis Silverman
                                                            08-03-04/12:00 pm CT
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                  level for the March quarter but certainly at the high end of our previous historical band.

                  Operating income at NextGen came in at a record $5.2 million, 55% ahead of prior year performance. QSI division operating income came in nearly 16% ahead of the prior year, though not quite at record levels; significant profit performance at the QSI division in the context of a 2% decline in year over year revenue.

                  Quarterly operating margins were strong in both divisions. Each division came in at approximately 32%.

                  Our EDI unit set a revenue record, and at $2.3 million, company-wide EDI revenue for the quarter was 18% ahead of prior year. Year over year EDI growth of 78% in the NextGen division offset a 9% year over year EDI decline at the QSI division.

                  I once again remind call participants that EDI revenue is reported as part of divisional totals each quarter. As a convenience, Paul Holt will break out divisional EDI totals later in the call.

                  Corporate expenses for the quarter at $994,000 came in at approximately 19% over prior year levels.

                  Cash and cash equivalents increased to a record $54.9 million during the quarter, up from $51.4 million in the prior quarter and $36.4 million in the prior year.

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                  DSO's increased on a sequential basis to 104 days from 99 days at fiscal year end, but were lower than the 107-day figure for the prior year. Collections activity remained strong during the quarter.

                  Head count at quarter end was 339, which taken with the revenues for the quarter generated annualized revenue per employee of $238,000, which is not far off our prior high mark level.

                  There were no stock repurchases during the quarter.

                  The Company filed a Proxy statement on July 28 of this year. The Proxy statement contains the Company's proposed director slate, which includes five new Non-Management Independent Director nominees, as well as returning Directors, Sheldon Razin and Ahmed Hussein.

                  Topics related to executive compensation, remain as important areas requiring continued focus by the Board's Compensation Committee. Some progress has been made in this area relatively recently, and the need for sustained progress remains.

                  The Company continues to be invested in cash and highly liquid short-term investments,and there is nothing new to report on the present Board's position on utilization of this asset.

                  Our management team continues to evaluate acquisition opportunities, and while we want to continue to reiterate our strong desire to not commit to completing an acquisition, we continue to review and evaluate opportunities that make strategic and economic sense for the Company.

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                  During the June quarter, the Company met with investment
                  professionals in Montreal, Toronto, Denver, and Portland, Oregon. The Company has accepted an invitation to present to the upcoming Roth Capital Conference, scheduled in New York City during the month of September.

                  In closing my prepared comments for this morning's call, I'd like to point out that the performance of the Company for the June quarter continues a series of quarters where our performance has exceeded our internal expectation, at times by a very wide margin.

                  I want to again express my thanks to the entire team for their contributions to the Company's results for the quarter.

                  I also want to again clearly point out to current and/or prospective analysts and investors that while we are extremely pleased with the quarter's performance, there are absolutely no guarantees that the Company or either of its divisions will exceed or even sustain the level of performance turned in during this quarter, during future periods.

                  It's possible that the quarter's performance will encourage investors or analysts to set new short, medium, or long-term expectations for the Company. In response to this possibility, please continue to note that we do not give out financial guidance to the investment community, and we do not comment on the guidance advanced by members of the financial community.

                  I'll now turn the call over to Paul Holt, our CFO for additional financial details on the quarter.

Paul Holt:        Thanks Lou. This quarter reflected the continued growth in both of our revenue categories, systems sales and maintenance and other revenues.

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                  Consolidated system sales came in at approximately $11.1
                  million this quarter, representing a 17% year over year increase, while maintenance and other revenues came in at $9 million, an increase of 32% compared to the prior year quarter.

                  As Lou mentioned, our gross profit margins this quarter came back to the higher end of our historical range at 59.8% of revenue. This margin percentage was slightly higher than our margin percentage from a year ago, which was 59.5 %. However, it also represented a drop from the last quarter's 62.5 % gross margin.

                  S,G&A expense as a percentage of revenue was somewhat lower this quarter at 24.6%. That compares to 29.1% in the prior year quarter. Our total S,G&A expense on a hard dollar basis, increased to approximately $5 million this quarter. That compares to $4.7 million a year ago. The primary contributor to the increase in S,G&A expense was higher general corporate expenses, which grew by approximately $161,000, and a $268,000 increase in S,G&A expense at theNextGen division which was partially offset by a $216,000 drop in S,G&A at the QSI division.

                  R&D expense grew 18% compared to prior year quarter. At $1.6 million, that compares to $1.4 million a year ago. Most of this increase in R&D expense was related to increased investment in the NextGen division product line.

                  Our effective income tax rate this quarter was significantly higher compared to a year ago. At 39.4%, that compared to 38.3% a year ago. Our rate this quarter and our rates in general are impacted by a proportionately lower amount of R&D tax credits reflected in this quarter's tax provision.

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                  Moving over to divisional performance, based on the increase in both system sales and maintenance and other revenue, the NextGen division reported its highest ever quarterly revenue of $16,149,000. That represents a 32% increase over the year ago quarter of $12,242,000.

                  Systems sales in the NextGen division grew 18% year over year to $10.6 million, compared to $9 million a year ago. Maintenance and other revenue in the NextGen division grew 70% year over year to $5.6 million, compared to $3.3 million in the prior year.

                  The increase in maintenance and other revenue this quarter was driven primarily by the continued growth in the NextGen base of installed users, which drove maintenance and EDI revenue in that division to a higher level.

                  NextGen maintenance revenue totaled $3.8 million this quarter. That's up 73% from last year's $2.2 million,while NextGen EDI revenue grew 78% to $1,060,000 compared to $596,000 a year ago. NextGen's operating income of $5,194,000 represented a 55% improvement over the year ago quarter operating income of $3,359,000.

                  The Dental division reported revenue of $4 million and operating income of $1,264,000. QSI division EDI revenue was $1,228,000 for the quarter. That compares to $1,342,000 a year ago.

                  Moving on to the balance sheet, I `m going to highlight, as I normally do, three notable areas: receivables, deferred revenue and cash.

                  Our DSO's moved up five days to 104 days this quarter compared to 99 in the prior quarter. The DSO number is still a comparatively low figure compared

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                  to our recent history. And for those of you are tracking this, our DSO's by division were 99 days for the QSI division and 106 for the NextGen division.

                  Primarily reflecting the growth in the customer base at NextGen, deferred maintenance and services revenue grew by $2.1 million this quarter, to $19.4 million compared to $17.3 million at the start of the quarter.

                  Our quarter end cash grew by approximately $3.5 million, to $54.9 million which equates to $8.63 a share. That compares to $51.4 million or $8.13 at the end of last quarter.

                  For those of you are tracking this, our non-cash expenses for the quarter breaks down as follows:

                  Total Amortization Expense: $418,000. That's $58,000 for the QSI division, and $360,000 for the NextGen division.

                  Total Depreciation Expense: $225,000. That's $40,000 for the QSI division, and $185,000 for the NextGen division.

                  We also incurred a non-cash expense related to deferred stock compensation of $107,000.

                  Our investing activities for the quarter were as follows:
                  $542,000 in capitalized software; $45,000 for the QSI division, and $497,000 for the NextGen division.

                  Fixed Assets: $426,000. That's $5,000 for the QSI division, and $421,000 for the NextGen division.

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                  I'd like to thank you all for being on this call and for your interest in our Company and I'll turn things over to Greg Flynn, Executive Vice President and General Manager of our QSI Division.

Greg Flynn:       Thank you Paul. Good day to you all.

                  My comments will be relatively brief since QSI division numbers have already been reviewed in some detail.

                  While I would have liked to have seen increased revenues in the quarter, I am pleased once again by the division's strong income contribution to the Company's overall performance.

                  On a comparative basis, operating income of the division improved over the prior quarter as well as the same quarter of the prior year. Diligent cost containment and our mix of software/hardware sales, among other components, aided these results.

                  Of course, I'm pleased as well in the growth of our EDI sales to the NextGen division client base. As we have noted on previous calls, these EDI services are provided through the QSI division.

                  Significant other events in the quarter were sales of our Data Miner report writer product, strong sales of our Laser Forms product, record quarterly sales for our QSI Scan offering, and our continued sales of our EUI user interface product.

                  While revenue generation from these types of add-on sales is typically nominal, these sales are key in further tying our current existing client base to

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                  QSI. Each of these offerings also maintain a technical
                  freshness in the marketplace for QSI.

                  Also of note during the June Quarter, the QSI division was chosen as one of three vendors to participate in a pilot dental software program for the Indian Health Service. That's I.H.S., which is a branch of the U.S. Armed Forces, the government.

                  The initial pilot contract utilizes both QSI practice management and clinical software. Implementation is currently underway. If a pilot moves forward to full national deployment, the contract for the winning vendor will likely be a large multi-year award.

                  As always, let me comment on our sales staffing and pipeline. Our sales staffing remains unchanged from last quarter and our pipeline remains at $3.9 million. Our pipeline is defined as sales situations where QSI is in the final three purchase choices and we believe that the sale will occur within 180 days.

                  On a more personal basis, I observed recently that the tenth current QSI division employee has marked their 20-year anniversary with the Company. Though still young, I admit that I fall into this group.

                  I would like to take this opportunity to acknowledge each of my co-workers, long, medium, and short-term, for their efforts, commitment, and loyalty, key ingredients to the success of the division and the Company. Thank you again.

                  I appreciate each of you joining us on this call and will now turn the call over to Pat Cline, President of our NextGen division.

                  Great quarter Pat.

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Patrick Cline:    Thanks Greg. Hi everyone.

                  During the first quarter as you've heard NextGen continued to break records top and bottom line. The Company executed over 40 agreements, 34 of which were with new customers.

                  Our sales force increased to 30 people, and as I mentioned on the last call, the sales force now includes three inside sales people who are focused on selling NextGen systems to the smaller practice market. Since we continue to have a significant number of leads to follow up, we still intend to grow our sales force by approximately one, two if we're lucky, people per quarter.

                  The market for electronic medical records systems continues to heat up and our pipeline has increased to $38 million. As many of you know, there's been a lot of activity both in the private sector and in the government surrounding the adoption of electronic medical records systems. We feel this is a very positive thing for NextGen.

                  We also feel that we are extending our lead on the competition on the product front. Our 5.0 version of NextGen EMR and NextGen EPM should be released later this month. This new release integrates the database of the two products, and it's already live in a number of practices.

                  In closing, I'd like to once again thank the employees of NextGen for their ongoing and outstanding contributions to our success.

                  Latoya, we're ready for questions.

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Operator:         At this time, I would like to remind everyone in order to ask a question, please press *1 on your telephone keypad.

                  We'll pause for just a moment to compile the Q & A roster.

                  Your first question comes from Mike Crawford of B. Riley.

Mike Crawford:    Pat on the 40 contracts, you said 34 are with new customers.
                  What were - how many of those contracts were for both EMR and EPM, and what was the breakdown?

Patrick Cline:    About two-thirds were for both EPM and EMR. Twenty-four of the
                  34 fell into that category. The remaining was split five EPM only, five EMR only.

Mike Crawford:    Great. And - actually on the dental side, what is the - so is this a Phase One Award that you got with the I.H.S. and what would be the expected requirement for the finalist?

Greg Flynn:       It's an evaluation phase where we're piloting our software in two offices. That pilot will last roughly through the end of this quarter, unless they change requirements. Then those powers that be will gather together and decide which of the three finalists currently piloting will be chosen to move forward.

                  Of course there's always the possibility that they won't move forward at all or they'll move forward with more than one vendor.

Mike Crawford:    Right. So I guess - who are the other two finalists and what is the expected revenue amount for the winner?

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Greg Flynn:       It's unclear what the expected revenue amount would be. It certainly should be in the multi-seven figures over time. The other two finalists are a company called Software of Excellence, which is a New Zealand based firm and Dentrix.

Mike Crawford:    Thank you.

Operator:         Your next question comes from Brandon Osten of Sprott
                  Securities.

Brandon Osten:    Oh, hey guys.

                  Greg, on that contract, sir, what was the nature of the customer again?

Greg Flynn:       Indian Health Services, actually a branch of the Armed Forces of the Navy. They employ naval doctors to provide services to Indian reservations and other tribal areas.

Brandon Osten:    And is that a licensed deal or is that going to be more like a sort of million bucks a year switching deal type thing.

Greg Flynn:       It's a licensed type of transaction.

Brandon Osten:    Okay. Who was that first competitor you mentioned?

Greg Flynn:       Software of Excellence.

Brandon Osten:    Software of Excellence?

Greg Flynn:       Correct.

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Brandon Osten:    Okay.

Greg Flynn:       It's a New Zealand company as I said.

Brandon Osten:    Gotcha. In terms of margins, obviously you guys are kind of peaking at a new level here at 27% operating margins. I know you guys don't - can't give guidance and you're very clear on that. But is that a level that can be sustained, without saying, if it will be sustained?

Louis Silverman:  Anything's possible Brandon. I would say as I've said many times, we're not running the Company focused on a bottom line margin percentage. We work hard to generate as good a top-line growth as we can. We try to maintain a reasonable level of expense discipline while continuing to reinvest in the business.

                  And it just so happens that this quarter we ended up with better margins than we've had in some time. But it's not a - it's not the result of a carefully architected plan to boost margins.

                  So if we do get to that level again, it'll be for the reasons that I've discussed; that we're working hard on the top-line and trying to re-invest in the business, but also watch our expenses, and if our numbers drop a little bit or rise a little bit, it'll be because of a different mix with some of those factors. We're not managing the business with a particular margin percentage, or even a margin trend in mind.

Brandon Osten:    Right. But I - just to get a sense of where your heads are at, are we basically looking at if revenues took another spike in Q2, but operating margins were a bit down, your goal will be to keep increasing EPS regardless of, you know, where those margins might fall out on that - on that general strategy?

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Louis Silverman:  I think that's a fair characterization of our mindset.

Brandon Osten:    Great. And how about small market strategy? I know it's still early days, but how is that coming along in the NextGen
                  Division?

Patrick Cline:    I think it's coming along fairly well. The new salespeople that we added to focus on that market have made sales. Three or four sales have been made, by that relatively new team. I think that's very positive given that it takes folks time to build a pipeline from the small system leads.

                  I don't want to get into reporting in on a quarter-to-quarter basis the particular numbers or even numbers of sales made by that group.

                  But let me just say that early indications are positive.

Brandon Osten:    Okay.

                  And do you have a sense of where these guys are going to be starting out quota -wise on sort of an annual basis?

Patrick Cline:    I think their quotas are starting at around $650,000, $700,000 on an annual basis, but I'll emphasize that this is a learning experience for us. We may learn that that number's too high, and hopefully we'll learn that the number is too low.

Brandon Osten:    And how's the pricing worked vis-a-vis your normal pricing. Is it, you know, is it substantially lower, is it half of, or 75% of, like without disclosing any actual dollars for competitive purposes.

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                  But how's that trend for the small market?

Patrick Cline:    I think it's a little bit lower. I don't think I'll go into great detail, as you mentioned, for competitive purposes.

                  But it's more attractive at the low end and I think to off set that somewhat, the cost of sale is also greatly reduced based on the new selling model that we're exploring.

Brandon Osten:    Okay.

                  And on capacity, you know, system sales at NextGen were up, you know, a healthy, I guess it was 16% year over year.

                  You know, in terms of that 16% versus what happened last year, is the business getting a little lumpy in that sense, or is there sort of, you know, can we still scale at, you know, at 25% to 35% growth rate on the systems side for NextGen if demand dictates, or are we going to see mostly growth on the maintenance and services side?

Patrick Cline:    My hope is that you see growth both on the top-line system sales side as well as on the maintenance and services side.
                  Services are typically sold along with new contracts and then rendered as time goes on.

                  With respect to our ability to deliver systems, I feel very confident in our ability to scale from a delivery and installation and project management and training perspective should, as you put it, demand dictate.

Brandon Osten:    Sorry. I'll circle back with some more questions.
                  Thanks, guys.

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Operator:         Your next question comes from Gene Mannheimer of Roth Capital
                  Partners.

Gene Mannheimer:  Good morning and congratulations on a great quarter.

Louis Silverman:  Thanks, Gene.

Gene Mannheimer:  A couple questions.

                  One, to follow up on the small practice strategy, could you, Pat, could you just define what you would call the small market.

                  Is it the less than ten doctors? Or how would you characterize it?

Patrick Cline:    I would characterize it as under five physicians.

                  And let me just also say that, as I mentioned on the last call, this small-market strategy is an expansion of our focus, as opposed to a shift in our focus.

                  We're still also very focused on the higher-end and mid-range practices.

Gene Mannheimer:  Okay. Thanks, Pat.

                  And would you, you know, certainly there's been a lot of discussion that the government has set a frame work for electronic health records over ten years.

                  Would you say that that has - is that impacting physician sales cycles at all? Is it accelerating as a result of this event? Or is it the same?

Patrick Cline:    Well, the frame work that you talk about was actually just released on the 21st of July. I think it's too soon to tell whether that particular announcement is

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                  going to shorten the sales cycles.

                  But I would say that overall, the initiatives, both on the government side and in the private sector, the pay-for-performance types of things, and all of the talk and all of the buzz relative to paying physicians for producing better quality because better quality reduces overall the cost of care is very positive for us, and my gut is that sales cycles have been shortening for the last few months.

Gene Mannheimer:  Great. Thanks very much.

Patrick Cline:    Thank you.

Operator:         Your next question comes from Rick Leggott of Arbor Capital.

Rick Leggott:     Good afternoon. Good quarter.

Louis Silverman:  Thanks, Rick.

Rick Leggott:     The, NextGen division accounted for 80% of revenue, and it looks like 95% of operating income. They grew 32%. Quality
                  Systems really didn't.

                  Now in the past when I've asked you for the rationale of keeping these two companies together, it was because Quality Systems was a nice contributor to operating profits.

                  With the quarter we just had, can you still make that case today?

Louis Silverman:  Rick, let me respond this way.

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                  I think your numbers at least at the operating income line are off.

Rick Leggott:     What was the contribution of NextGen to operating income?

Louis Silverman:  Paul is going to work on that.

                  Now, the issue there is we have to figure out how to allocate corp - to answer your question, we have to deal with corporate expenses, which we report divisional - NextGen division, QSI division.......

Rick Leggott:     So in your press release when you have operating income of
                  $5.2 million from NextGen...

Louis Silverman:  That reflects no allocation for corporate overhead.

Rick Leggott:     Okay. So...

Louis Silverman:  So basically the calculation for the company as a whole, just to cover this point, would be operating income at NextGen plus operating income at QSI minus corporate expenses equals.........

Rick Leggott:     Okay. So can you give me revenue and operating income in the same manner as you did for NextGen for Quality Systems?

Louis Silverman:  Yes, Paul will give you that in a second.

                  But let's just take your question and just - the numbers aren't going to be quite as lop-sided as you laid out.

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                  But your question - the general theme of your question
                  remains, and that is - I believe your question is why keep the two divisions separated, and/or why keep both divisions at all?

                  I guess those were the two parts to your question.

Rick Leggott:     Yeah. I mean, I just look at where the growth, and
                  increasingly where the profits are generated, it's pretty clear.

Louis Silverman:  Well, we agree that where the...

Rick Leggott:     And it seems to me Wall Street always prefers a simpler story to understand, not that that makes it right.

Rick Leggott:     And I've listened to your arguments, but, you know, we'll see what the balance is like when you give us the numbers here.

Louis Silverman:  We remain very comfortable that we can run the two divisions -
                  that there continues to be good rationale for...

Rick Leggott:     So what kind of revenue growth do you look for over the next three years out of Quality Systems?

Louis Silverman:  I think it's fair to say, first of all, that we haven't given forward guidance, and don't intend to begin.

                  But on the other hand, clearly most of whatever growth expectations we have internally and whatever growth expectations are out in the public market are

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                  really tied to the growth of the NextGen division. I think that's not a state secret.

Rick Leggott:     Have you made any changes to compensation plans for gentlemen that are running these two divisions in the last 90 days?

Louis Silverman:  Well specifically in terms of the people running the divisions they are the top corporate folks, so certainly any going-forward changes would be work done at the Board level.

Rick Leggott:     And I had the impression in talking with Management that we were working on in particular for Pat something new or different.

Louis Silverman:  The compensation committee and the Board as I referenced in my comments have been working on this issue. They continue to work on the issue.

                  I did reference that we had made some progress in the very recent term and I would say that that progress included Pat but was not limited to Pat. It was really more on the Next...

Rick Leggott:     So what should we as shareholders expect? I mean what's the timeframe? What - give us a flavor for what's coming down the pipe.

Lou Silverman:    What - I can tell you what I hope for. But I would also temper that by reminding people that I'm not on the Board and it's hard for me to speak for the Board in general.

                  So my hope is that the progress that was made over the last 60 days or 90 days or so is sustained and that the Compensation Committee and the Board come to really all the members of the Management team with some, I'd say,

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                  energizing compensation plans that include both short and long term compensation elements.

                  But for me to speak for the Board or to set any kind of a threshold I think would be pretty inappropriate at...

Rick Leggott:     I hope the Board is listening and I'll just register with
                  those that are listening. It's very important that Management get representation on the Board so that we don't have to go through these kind of discussions each quarter.

Louis Silverman:  Certainly appreciate the vote of confidence and your sentiments and second the motion that...

Rick Leggott:     And you should, you know, we should expect progress with
                  regard to the matter you just discussed.

Louis Silverman:  Again thanks for the vote of confidence and voicing your opinion.

Rick Leggott:     Can I have those numbers now?

Paul Holt:        We've given out net - total operating. If you want me to break it down for you $5,454,000 was our...

Rick Leggott:     Yep total.

Paul Holt:        So you've got $5,194,000 at NextGen and $1,264,000 at the QSI
                  division.

Rick Leggott:     Okay.

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Paul Holt:        You back out of that $994,000 in unallocated corporate
                  expenses and there's your $5,464. So you referenced 95% that - it's actually 80% which is in line with the - each division's share of revenues.

Rick Leggott:     But my point to make it again is that the operating income contribution from NextGen has rapidly become the dominant driver...

Louis Silverman:  We all agree.

Rick Leggott:     ...of the economic wealth creation of this company. And if the
                  Board and the Management don't recognize that and do things so that shareholders can properly value the growth business visa vi the other business that's really not growing, I think that's a mistake.

Louis Silverman:  Again we appreciate your sentiments. Thanks.

Operator:         You have a follow-up question from Brandon Osten.

Brandon Osten:    Hi that was quick. Paul, just on the - what was the
                  capitalized software number in the quarter?

Paul Holt:        $542,000.

Brandon Osten:    Five and - okay 542 gotcha. And in terms of the NextGen
                  breakout you said $10.6 million was systems up 18%, maintenance was up 70 something percent - or maintenance services and EDI. I think you said maintenance is 3.8, EDI was
                  1.1 so the balance is going to be pro serve?

Paul Holt:        The balance is just going to be miscellaneous items -
                  reimbursed travel, tax stuff, or, you know, miscellaneous other. It's a small portion of the total.

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Brandon Osten:    So where does Professional Services fit in there?

Paul Holt:        That would be included in there as well.

Brandon Osten:    Okay.

Paul Holt:        Outside of implementation of systems...

Brandon Osten:    Okay so implementation of systems is in system sales?

Paul Holt:        Yes.

Brandon Osten:    Okay got you. And looks like your average deal size is ramping a bit. Is that a fair statement?

Lou Silverman:    It bounces around, Brandon. I think we've mentioned on a
                  number of calls that it's really hard for us to pick out a trend in that number. So I - it would be hard for us to point you to a trend because it just does bounce around a bit.

Brandon Osten:    Okay. And competitively, you know, are we seeing the same
                  people or is there anything interesting changing in the competitive landscape that we need to be made aware of?

Pat Cline:        Nothing real interesting as far as I'm concerned - the same players - a few newcomers but they seem to be struggling.

Brandon Osten:    Okay and - yeah?

Greg Flynn:       On the dental side -- excuse me -- it's typically the same players we've seen.

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Brandon Osten:    Same guys okay. And just in relation to what Allscripts have a thing on their recent conference call with regards to electronic medical records. Obviously, you know, they're saying similar things to what you're saying in terms of the market hitting a tipping point they're seeing an acceleration in growth.

                  And, you know, from a macro standpoint it just looks like EMR is just, you know, we're going to be heading into, you know, call it a two to three year phase that's going to probably, you know, it's probably going to move the market from whatever the guess is now -- 17% penetration -- to something like 40 or 50%, you know, three years from now.

                  Do you guys feel that you're set up well from a sales capacity standpoint to get your fair share of business given that you are, you know, a market leader on the ambulatory care side.

Pat Cline:        The short answer is yes, we think we're very well positioned to capitalize on the market as the market heats up.

Louis Silverman:  I would add to that, Brandon, that we also know that nothing's handed to us. And as we've said on numerous occasions, our biggest challenge is that we need to continue to execute in the near term and continue to invest in the infrastructure so that we can sustain whatever execution we can to the highest levels we can.

Brandon Osten:    Yeah, I'm just again - terms of sales capacity. Like, I mean, if this market heats the up the way, you know, some groups and Leapfrog and guys like that are saying it could heat up, do you feel like the NextGen division can sustain a 35% or 40% growth rate for three years if the demand's there?

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Patick Cline:     No.

Patrick Cline:    We think we'll be able to handle the demand from a sales
                  perspective.

Brandon Osten:    Okay, and the installation perspective. And on the insurance side, is there any movement on that front? We saw a Leapfrog group report that suggested $5,000 a year reimbursement for doctors if they - you know, by insurance companies and Medicare if they converted to electronic medical records. Is that something that's becoming more pervasive in the industry?

Patrick Cline:    We are seeing a number of those types of words and suggestions and those types of things. It's something that's being talked about more frequently in the industry. And as I mentioned earlier, there are more programs that have actually been put in place, mostly on the private sector at this point. These programs seem to be taking off and getting legs over the last six months or so.

Brandon Osten:    And just sort of last question. What's the - you know, does that change the sales process at all in terms of if an insurance company's reimbursing? Are they looking at putting in, you know, approved software lists or having a say in terms of what software programs you can go to? Are they asking, you know, software vendors to check off with them or anything like that? Or are they just saying, if you're electronic medical records we're going to give you this reimbursement, but it really is your decision in terms of which EM or system you're going to use?

Patrick Cline:    It depends on the program. And there are a lot of them out there and they differ. But there has been a lot of discussion recently relative to the certification of electronic medical record systems. And it's starting to smell like there will be a certification process for these systems so that both the insurance -- private insurers and perhaps the government -- should they put

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                  financial incentives in place for doctors to buy systems and utilize systems or if you use systems to deliver certain performance, those organizations will be able to have confidence that the systems that are being funded or partially funded can do the job.

Brandon Osten:    Okay, great. Great, thanks a lot guys -- great quarter.

Man:              Thank you.

Brandon Osten:    Thanks very much.

Operator:         If you would like to ask a question, please press star 1 on your touch tone phone. Your next question comes from James
                  Byrkit from Salem Clinic.

James Byrkit:     Hi. I'm just trying to get an idea of the number of physicians you have using your systems.

Patrick Cline:    The bottom line is we're not sure. We have various licensing mechanisms, one of which is an enterprise or a geographically limited license, so we don't necessarily track all of the physicians' licenses and users of the system. I would think that a reasonable guesstimate right now would be somewhere in the neighborhood of 15,000, but that's just a guess.

James Byrkit:     Okay, thank you.

Patrick Cline:    Thank you.

Operator:         At this time, there are no further questions.

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Louis Silverman:  I Would like to thank everyone for their participation on the call, and we will see everyone next quarter.

Operator:         This now concludes today's Quality conference call. You may now disconnect.

                                       END